EXHIBIT 23.5

CONSENT OF MORGAN STANLEY & CO. INCORPORATED

      We hereby consent to the use in the Registration Statement of Zimmer Holdings, Inc. (“Zimmer”) on Form S-4 and in the Prospectus/ Proxy Statement of Zimmer and Implex Corp. (“Implex”), which is part of the Registration Statement, of our opinion dated November 21, 2003 appearing as Annex B to such Prospectus/ Proxy Statement, and to the description of such opinion and to the references to our name contained therein under the headings “The Merger — Implex Reasons for the Merger; Recommendation of the Implex Board of Directors” and “The Merger — Opinion of Implex Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ T. SANDS THOMPSON

T. Sands Thompson
Managing Director

New York, New York

December 22, 2003